RAND LOGISTICS, INC.
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                              RAND LOGISTICS, INC.

                       Second Quarter 2007 Conference Call
                                November 21, 2006
                                   9:00 AM ET

Operator:       Good morning & welcome ladies and gentlemen to the Rand
                Logistics Second Quarter Fiscal 2007 Conference Call. At this time I would like to inform you that this conference is being recorded and that all participants are in a "listen only" mode.
                At the request of the company we will open the conference up for Questions & Answers after the presentation.

                This conference call may contain forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) concerning Rand Logistics and its operating subsidiaries. Forward-looking statements are statements that are not historical facts, but instead statements based upon the current beliefs and expectations of management of Rand Logistics. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from the results included in such forward-looking statements.

                At this time, it is my pleasure to turn the conference over to Laurence Levy, Chairman and CEO. Please go ahead Sir.

Laurence Levy:  Thank you operator. Good morning everyone, and thank you for joining us for Rand's second quarter conference call. After my opening remarks, Ed Levy, President of Rand, will give an update of the initial implementation of the new time charter agreement which commenced on August 1st, which has substantially expanded our shipping capacity and further strengthened the Company's

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                competitive position in the River Class market. Scott Bravener,
                President & CEO of Lower Lakes, will discuss operational highlights from the second quarter. Then Joe McHugh, CFO of Rand, will cover the financial results. Finally, I will wrap up with an overview of our long-term growth strategy, and then we will open up the call for questions.

                I am pleased to say that we have had a strong second quarter and first half during this shipping season. We achieved solid revenue growth, successfully implemented a major new time charter agreement, and our cost effective operations enabled us to generate strong cash flow. Demand for our capacity remains robust, and while we do not intend to provide guidance, we anticipate strong operating results for the balance of the year.

                Now I'd like to turn the call over to Ed. Ed?

Ed Levy: Thanks Laurence. As you all know, On August 1, about one month into our Second Quarter, we entered into a time charter agreement with Wisconsin & Michigan Steamship Company for the exclusive capacity utilization of three self-unloading bulk carriers, which Wisconsin & Michigan had purchased from Oglebay Norton. Over the 61 sailing days in the second quarter that the time charter was in effect, the vessels contributed over $4.6 million to our revenues and were accretive to our EBITDA. In addition, as Laurence noted, this transaction is of additional significance because it has substantially expanded our shipping capacity and has further strengthened the Company's market share and competitive position.

                The three US-flagged vessels under this time charter increased our overall daily shipping capacity by approximately 44%, and roughly doubled the capacity of our US fleet. Scott's team spent considerable time this quarter integrating these new vessels and

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                associated contracts into the Lower Lakes business. These three vessels are currently fully utilized under long-term contracts, and we are pleased with the successful integration of the vessels. The basic charter period under the agreement runs through December 31, 2008 with an extension at our option until December 2013. The time charter provides us the option to purchase the vessels at any time during the charter period.

                In addition, I am pleased to report that the Company has determined to exercise its purchase option relating to the Manistee, and we have been in discussions with our existing lender to finance our purchase. The Company currently leases this vessel from a subsidiary of Sand Products Corporation with an option to purchase it for $2.2 million in the first calendar quarter of 2007. We expect that the purchase of the Manistee will be accretive to earnings as it will eliminate $350,000 of annual lease expense, which is significantly greater than the interest expense we would expect to incur on the additional $2.2 million of borrowings.

                I would like to ask Captain Scott Bravener to discuss our second quarter operating performance.

                Scott?

Scott Bravener: Thanks Ed. In general, we were pleased with our second quarter operating results although we still believe we have opportunities for improvement, particularly within our US fleet. Second quarter revenue grew by $8.1 million or 42% compared with our pro forma second quarter period last year. This growth was driven primarily by three factors:

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                #1 - Utilization rates as measured by vessel operating days. The total number of available operating days during the quarter was 92 - multiplying this by our original 8 vessels, plus 61 available operating days for each of our three new time chartered vessels, gave us a maximum of 919 operating days for the fleet. We operated for 910 days, up from 717 in the comparable period.

                #2 -Continued increases in revenues due to rate increases in our long-term contracts, scheduling efficiencies, and increased fuel surcharges due to higher fuel costs in the period,

                #3 - Improvements in our operating performance, particularly from our Canadian fleet, which offset a modest decrease in the operating performance of our U.S. vessels due to some mechanical issues. Our lost time factor as a percentage of vessel sailing days decreased overall, with the decrease in Canada due to the full utilization of available operating days, but somewhat offset by an increase in lost time in the U.S. due to mechanical issues. The three new time chartered vessels were fully utilized during the quarter. Weather was not a significant factor during the quarter in the improved performance.

                Our revenues also reflect the high demand for transportation services on the Great Lakes, and the essentially fixed industry capacity that is available. While there has been some softening in the iron ore market in the third quarter, the continued overall demand exceeds available industry capacity and should continue into next year.

                I am pleased with the operating results for the second quarter and first half, and look forward to continuing to improve upon our vessel operations. I'll now turn the call over to Joe to discuss our financial performance.

                Joe?

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Joe McHugh:     Thanks Scott. I'm sure you've all read through our second
                quarter results, so I'm just going to touch on a few of the highlights. I'd like to point out that the comparable figures I will be discussing for the three month and six month periods ended September 30, 2005 are pro forma, and give effect to the acquisition of Lower Lakes Towing and Grand River Navigation for that period. However, the general and administrative expenses in the pro forma period reflect the actual expenses incurred by Lower Lakes and Rand prior to the acquisitions.

                I would also like to point out one other item in our financial statements. In the normal course of business, the Company time charters and bareboat charters vessels with entities that may, under certain circumstances under GAAP, be deemed variable interest entities. GAAP requires that we consolidate a variable interest entity even though we do not have any ownership interest in the entity. For purposes of our financial statements included in our recent filing on Form 10-QSB, WMS, the entity from which we time charter three US flagged vessels, has been determined to be a consolidated variable interest entity. We have shown the impact of consolidating WMS as a variable interest entity in footnote #23 to our financial statements.

                In the second quarter, revenues - excluding outside voyage charter revenues - increased 46% to $26.1 million, and increased 20% excluding the new time charter agreement. EBITDA increased 31% from $4.7 million to $6.2 million, $217K of which was attributable to favorable exchange rates. The variable interest entity generated $734K of the EBITDA. We achieved this increase in EBITDA despite a $922K increase in general and administrative expenses, largely attributable to Rand being a public company. The G&A increase consisted of $688K of higher Rand costs, $101K related to the consolidated variable interest entity, and $133K of increased Lower Lakes expenses. Excluding the time charter and Rand's increased G&A expenses incurred as a public company, our EBITDA for the second quarter would have increased by $1.6 million or 34%.

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                On a year to date basis, revenues excluding outside voyage charter revenue increased 38% to $46 million, and increased 24% excluding the new time charter agreement. EBITDA increased 29% from $8.1 million to $10.5 million, $468K of which was attributable to favorable exchange rates. EBITDA grew 20% excluding the impact of the variable interest entity. We achieved this increase in EBITDA despite a $1.5 million increase in general and administrative expenses largely attributable to Rand being a public company. The year-to-date G&A increase consisted of $1.1 million of higher Rand costs, $101K related to the variable interest entity, and $276K of increased Lower Lakes expenses. The higher Rand expenses in the year-to-date period included $600K of accrued compensation. In addition, Rand incurred over $400K of expensed legal costs, for which the company believes about half was of a non-recurring nature such as first-time through SEC filings made since the Lower Lakes acquisition closed. Excluding the time charter and Rand's increased G&A expenses incurred as a public company, our EBITDA for the year to date would have increased by $2.8 million or 34%.

                Our second quarter liquidity and cash position reflected the $13 million private placement on August 1 and otherwise remained in line with our internal projections based on the seasonal nature of our liquidity needs. We continue to have ample liquidity to meet our working capital needs.

                Now I'd like to turn it back to Laurence. Laurence?

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Laurence Levy:  Thanks Joe. Before we open the call for questions, I just want to update our investors on two things. With regard to listing on NASDAQ, we filed our application on October 11. We have provisionally been assigned a new trading symbol that will become effective once the listing application is approved - which we expect to occur sometime in December.

                As previously announced, the Company's senior management team initiated a warrant purchase program during the second quarter. Both Ed and I have committed to use our entire current year compensation to bid for company warrants. Our board of directors and our operating management have also made significant personal financial commitments to acquire warrants. To date, a total of 132,000 warrants have been purchased, and we expect to continue the warrant purchase program for the remainder of the fiscal year.

                Regarding our long-term growth strategy, we continue to evaluate additional opportunities to build upon our strong base business and create long-term sustainable value for Rand shareholders. In this regard, our primary focus continues to be other Jones Act assets, both on the Great Lakes and elsewhere. Additionally, we are exploring other assets with predictable cash flows, defined markets and barriers to entry, that focus on shipping or related areas of business.

                With that said, operator, could you please begin the Q&A portion of the call?

Operator:       Thank you. The question and answer session will begin at this time. If you're using a speakerphone please pick up the handset before pressing any numbers. Should you have a question please press star 1 on your push button telephone. If you wish to withdraw your question please press star 2. Your question will be taken in the order that it is received. Please stand by for your first question. Once again that is star 1 on your push button telephone to ask a question.

                Our first question..

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Q&A

Q&A

Q&A

Operator:       Once again ladies and gentlemen if you would like to ask a question please press star 1 on your telephone keypad. At this time there are no additional questions. I will now turn the call back over to Mr. Levy.

Laurence Levy:  Thank you very much operator. We continue to be optimistic about
                Rand's current growth phase as well as the Company's longer term prospects. We thank you all for your interest in Rand and we look forward to speaking to all of you during our next call. Thank you operator and thank you all.

Operator:       Thank you sir. This concludes our conference call for today.
                Thank you all for participating and have a nice day. All parties may now disconnect.

                                       END